Exhibit 99.2

January 23, 2007

Stebbins B. Chandor, Jr.
c/o iPCS, Inc.
1901 N. Roselle Road
Schaumburg, IL 60195

Dear Mr. Chandor:

Reference is made to the Employment Agreement, dated as of July 20, 2004 (the “Employment Agreement”), between you and iPCS Wireless, Inc.

I am pleased to inform you that the Compensation Committee of the Board of Directors has increased your annual incentive bonus under the Company’s Executive Compensation Strategy and Incentive Design Plan (the “Bonus Plan”) at the target level of performance to 65% of your annual base salary beginning for calendar year 2007.

The foregoing change will constitute an amendment of your Employment Agreement. Please acknowledge this amendment by countersigning below.

Very truly yours,

iPCS, Inc.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Vice President and General Counsel

AGREED AND ACKNOWLEDGED
this 23rd day of January, 2007

By:	/s/ Stebbins B. Chandor, Jr.